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                             DORSEY & WHITNEY LLP
                            PILLSBURY CENTER SOUTH
                            220 SOUTH SIXTH STREET
                        MINNEAPOLIS, MINNESOTA 55402-1498
                           TELEPHONE: (612) 340-2600
                              FAX: (612) 340-2868




November 18, 1996


Piper Capital Management Incorporated
222 South Ninth Street
Minneapolis, Minnesota 55402-3804

    Re:  Rule 24f-2 Notice for Piper Global Funds Inc.
         (File Nos. 33-48299, 811-06046)

Dear Sir or Madam:

         We have acted as general counsel to Piper Global Funds Inc., a Minnesota corporation (the "Fund"), in connection with the Fund's Registration Statement on Form N-1A (File Nos. 33-48299 and 811-06046). This opinion is addressed to you in connection with a filing by the Fund of a notice (the "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. In that connection, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of this opinion. Based thereon, we advise you that, in our opinion, the 2,216,435 shares of common stock, $.01 par value per share, sold by the Fund during the fiscal period ended September 30, 1996, as set forth in the Notice, were legally issued, have been fully paid, and are nonassessable, if issued and sold upon the terms and in the manner set forth in the Registration Statement of the Fund referred to above.

                   Very truly yours,


                                     /s/ DORSEY & WHITNEY LLP


KLP